UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2026

The Simply Good Foods Company

(Exact name of registrant as specified in its charter)

Delaware	001-38115	82-1038121
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1225 17th Street, Suite 1000
Denver, CO 80202
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (303) 633-2840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SMPL	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On January 20, 2026, The Simply Good Foods Company (the “Company”) announced that Joseph E. Scalzo returned to the Company as its President and Chief Executive Officer (“CEO”), effective as of January 19, 2026 (the “Start Date”). Mr. Scalzo succeeds Geoff Tanner, who has stepped down as President and CEO, and as a member of the Board of Directors of the Company (the “Board”), effective as of January 18, 2026 (the “Separation Date”). In his role as CEO, Mr. Scalzo will serve as the principal executive officer of the Company. Mr. Scalzo will be appointed as a member of the Board on January 28, 2026 following the Company’s Annual Meeting of Stockholders to be held on that date.

Mr. Scalzo, age 66, has more than 30 years of experience at leading food and consumer companies, including previously serving as CEO of the Company and Atkins Nutritionals, Inc., its predecessor company, for approximately ten years. From September 2024 until his return to the Company as its President and CEO, Mr. Scalzo served as a partner with Centerview Capital Consumer, an investment firm that specializes in the branded packaged goods sector. Mr. Scalzo served as Vice Chair of the Board from August 2024 to January 2025, as the Executive Vice Chair of the Board from July 2023 until August 2024, as the Company’s President and CEO and as a member of the Board from July 2017 until January 2024. He also served as the President and CEO and as a member of the Board of Directors of for Atkins Nutritionals, Inc. from February 2013 until July 2017. From November 2005 until February 2011, he served as a senior executive in various roles at Dean Foods, including as President and Chief Operating Officer, as well as President and Chief Executive Officer of WhiteWave Foods Company. Prior to that, Mr. Scalzo held various executive roles at The Gillette Company and The Coca-Cola Company. He began his career at The Proctor & Gamble Company in 1985.

Mr. Scalzo has served on the boards of directors of Freshpet, Inc. (Nasdaq: FRPT) since August 2023 and TreeHouse Foods, Inc. (NYSE: THS) since April 2022. Mr. Scalzo also serves on the board of directors of Harvest Hill Beverage Company, a privately-held beverage company. He previously served on the boards of HNI Corporation from 2003 to 2009, Earthbound Farm LLC from 2010 to 2013, and Focus Brands from 2014 to 2020.

Mr. Scalzo served as a Naval Officer from 1980 to 1985 and received a Bachelor of Science in Chemical Engineering from the University of Notre Dame.

Employment Agreement with Mr. Scalzo

In connection with Mr. Scalzo’s appointment as President and CEO of the Company, on January 19, 2026, the Company and Mr. Scalzo entered into an employment agreement (the “Scalzo Employment Agreement”), providing for an initial term of two years (the “Initial Term”), which can be extended by mutual written agreement of the parties. Mr. Scalzo’s primary work location will be the Company’s headquarters in Denver, Colorado.

The Scalzo Employment Agreement provides for (i) an annual base salary of $1,100,000 and (ii) eligibility to earn an annual bonus, based on a target annual incentive award of 150% of his annual base salary, as part of Company’s short-term incentive compensation program, which bonus will be prorated for a partial year in respect of fiscal year 2026.

In connection with, and as an inducement for, Mr. Scalzo’s commencement of employment with the Company, Mr. Scalzo will also receive a one-time equity award consisting of an option to purchase Common Stock of the Company in respect of 2,000,000 shares at an exercise price equal to the fair market value of one share of the Company’s common stock as of the grant date (the “Initial Option”). The Initial Option will be subject to an individual stand-alone award agreement in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4) regarding inducement awards, and will therefore not reduce the share reserve remaining under the Company’s current equity plan, nor the equity pool for the new equity plan that is currently being considered for approval by the Company’s stockholders as part of the 2026 Annual Meeting of Stockholders. The Initial Option will have an eight-year term and vest over a three-year period, with approximately one-third vesting each year on the anniversary date of the Start Date, subject to Mr. Scalzo’s continued employment, or the occurrence of certain termination of employment events as described below. For fiscal years 2026 and 2027, Mr. Scalzo will not be eligible to participate in the Company’s long term incentive program under the equity plan unless otherwise determined by the Board (or a committee thereof).

In the event Mr. Scalzo’s employment is terminated by the Company without Cause or by him for Good Reason (as such terms are defined in the Scalzo Employment Agreement), and the termination is not within 90 days before, on or within 12 months following a Change in Control (as such term is defined in The Simply Good Foods Company Third Amended and Restated Executive Severance Compensation Plan, dated as of May 23, 2025 (and as amended from time to time, the “Severance Plan”)), then, subject to his execution and non-revocation of a customary release, Mr. Scalzo will become entitled to: (i) a pro-rated portion of the target bonus for the year in which his termination occurs, which will be paid on the same date on which annual bonuses are paid to other executives of the Company; (ii) continued payment of his base salary from the time of such termination through the second anniversary of the Start Date; and (iii) continued vesting of his Initial Option in accordance with its original schedule, with the Initial Option remaining exercisable until the

Initial Option’s expiration date. In the event Mr. Scalzo’s employment is terminated by the Company without Cause or by him for Good Reason, and the termination occurs during the period 90 days before, on or within 12 months following a Change in Control, then Mr. Scalzo will be treated as a participant in the Severance Plan as a Tier I participant, pursuant to which he will be entitled to: (x) cash severance equal to three times the sum of his base salary, target annual bonus, and the value of applicable COBRA continued health coverage premiums; (ii) a prorated bonus for the fiscal year in which the termination occurs, based on the greater of his target bonus amount for the year of termination or the actual bonus amount that would have been received for that year; and (iii) accelerated vesting of any then outstanding equity awards.

If Mr. Scalzo retires on or after the expiration of the Initial Term, the unvested portion of the Initial Option will continue to vest in accordance with its original schedule, with the Initial Option remaining exercisable until it’s expiration date.

Mr. Scalzo is required to comply with the restrictive covenants set forth in the Scalzo Employment Agreement, including non-competition and non-solicitation covenants that run for twenty-four months following the termination of his employment. He will, on or about his Start Date, also enter into the Company’s standard form Indemnity Agreement for directors and officers.

Separation Agreement with Mr. Tanner

On January 18, 2026, the Company and Mr. Tanner entered into a Separation Agreement (the “Tanner Separation Agreement”). Under the Tanner Separation Agreement, subject to Mr. Tanner executing, and not revoking, a general release of claims set forth in the Tanner Separation Agreement, and ongoing compliance with the restrictive covenants applicable to him, the Company will provide Mr. Tanner with severance benefits and payments pursuant to the terms of the offer letter between the Company and Mr. Tanner dated January 27, 2023 (the “Tanner Offer Letter”) and the Severance Plan, including: (i) cash severance of $3,519,454, representing an amount equal to two times the sum of his base salary, target annual bonus, and the value of applicable COBRA continued health coverage premiums; and (ii) a prorated bonus for fiscal year 2026 of $350,568, based on his annual target bonus amount. In addition, pursuant to the terms of the Tanner Offer Letter, the remaining unvested portion of the stock option and restricted stock unit awards granted to Mr. Tanner in April 2023, consisting of a stock option in respect of 150,000 shares of common stock of the Company and restricted stock unit awards in respect of 6,667 shares of common stock of the Company, vested as of the Separation Date. In addition, the Compensation Committee of the Board approved the vesting of the remainder of the outstanding time-based restricted stock units awarded to Mr. Tanner in 2023, 2024 and 2025 as part of the Company’s annual equity grants, consisting of restricted stock unit awards in respect of 95,826 shares of common stock of the Company, subject to Mr. Tanner executing, and not revoking, the general release of claims set forth in the Tanner Separation Agreement. Each of the performance stock units awarded to Mr. Tanner as part of the Company’s annual equity grants were forfeited in accordance with their terms as of the Separation Date.

The foregoing descriptions of the Scalzo Employment Agreement, the Initial Option award agreement and Tanner Separation Agreement, are not complete and are qualified in their entirety by the terms and provisions thereof, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Resignation of Chief Accounting Officer

On January 20, 2026, and unrelated to the Chief Executive Officer transition reported above, Mr. Timothy A. Matthews, the Company’s principal accounting officer, resigned his employment with the Company to pursue an external chief financial officer opportunity, effective February 6, 2026. In connection with Mr. Matthew’s resignation, effective February 6, 2026, Christopher J. Bealer, the Company’s Chief Financial Officer and principal financial officer, will also serve as the Company’s principal accounting officer.

Mr. Bealer, age 49, has almost 24 years of experience in consumer-packaged goods and consumer durables in North America and Global markets. Mr. Bealer has served as our Chief Financial Officer since July 3, 2025. Prior to that, Mr. Bealer served as our Senior Vice President, Finance from April 1, 2025 until July 3, 2025. Mr. Bealer was most recently EVP Corporate Controller at Reckitt Benckiser Group PLC (“Reckitt”) from March 2024 to March 31, 2025, and CFO Health at Reckitt from April 2021 to February 2024. In his EVP Corporate Controller role with Reckitt, Mr. Bealer led a global team of over 600 employees accountable for global controls, financial shared services, group reporting and accounting, as well as leading the functional operating model transformation. Prior to his roles at Reckitt, Mr. Bealer served as Vice President and CFO Europe, Middle East and Africa Region from August 2018 to March 2021 and Vice President and CFO North America Region from November 2015 to August 2018 for Whirlpool Corporation. Earlier in his career, Bealer held various finance roles at Big Heart Pet Brands, Del Monte Foods, and H.J. Heinz Company. Mr. Bealer is a Certified Public Accountant in the United States and a qualified Associate Chartered Accountant in the United Kingdom. Mr. Bealer received his Bachelor’s Degree with Honours – Geography from the University of Birmingham, U.K.

There is no change in Mr. Bealer’s compensation in connection with his serving as the Company’s principal accounting officer.

Item 7.01 Regulation FD Disclosure.

A press release related to the matters described in Item 5.02 of this Current Report on Form 8-K is furnished herewith as Exhibit 99.1 and hereby incorporated in this Item 7.01 by reference.

The information in Exhibit 99.1 of this Current Report on Form 8-K is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits. The following documents are included as exhibits to this report:

99.1	Press release issued January 20, 2026, announcing the departure of Geoff E. Tanner and the appointment of Joseph E. Scalzo to the role of President and Chief Executive Officer.
10.1	Employment Agreement, dated January 19, 2026, between The Simply Good Foods Company and Joseph E. Scalzo.
10.2	The Simply Good Foods Company Stand-Alone Inducement Award – Nonqualified Stock Option Grant Notice and Agreement with Joseph E. Scalzo.
10.3	Separation Agreement and General Release, dated January 18, 2026 by and between Geoff E. Tanner and Simply Good Foods USA, Inc., and for certain purposes therein, The Simply Good Foods Company.
104	Cover Page Interactive Data File (embedded within the Inline XBLR document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 21, 2026	By:	/s/ Christopher J. Bealer
		Name:	Christopher J. Bealer
		Title:	Chief Financial Officer
(Principal Financial Officer)

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